Exhibit 3.(i)1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FINANCIAL ENGINES, INC.
     The undersigned, Raymond J. Sims and Anne Tuttle, hereby certify that:
     1. They are the duly elected and acting Executive Vice President and Secretary, respectively, of Financial Engines, Inc., a California corporation.
     2. The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of this corporation is Financial Engines, Inc. (the “Corporation”).
ARTICLE II
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III
     (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 71,842,000 shares, each with a par value of $0.0001 per share. 47,650,000 shares shall be Common Stock and 24,192,000 shares shall be Preferred Stock.
     (B) Rights Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of One Million Thirty Thousand Six (1,030,006) shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Three Million Four Hundred Forty-Five Thousand Eight Hundred Fifty-Eight (3,445,858) shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Three Million One Hundred Twenty-Three Thousand Five Hundred Seventy-Three (3,123,573) shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Three Million Eight Hundred Thousand (3,800,000) shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of Seven Million

Five Hundred Ninety-Two Thousand (7,592,000) shares. The sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of Four Million (4,000,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are as set forth below in this Article III(B).
     The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation’s Articles of Incorporation, including, without limitation, Section 6 hereof (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
          1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and, rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.025 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series A Preferred Stock, (b) $0.0624 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series B Preferred Stock, (c) $0.1894 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series C Preferred Stock, (d) $0.2770 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series D Preferred Stock, (e) $0.5665 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series E Preferred Stock and (f) $0.2375 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) per annum on each outstanding share of Series F Preferred Stock, respectively, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.
          2. Liquidation Preference.
               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.50 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends (ii) $1.2482 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends, (iii) $3.7889 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series C Preferred Stock then held by them, plus declared but unpaid dividends, (iv) $5.5407 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series D Preferred Stock then held by them, (v) $11.3292 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series E Preferred Stock then held by them and (vi) $4.75 per share (adjusted to reflect stock dividends, stock splits or recapitalizations) for each share of Series F Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to .time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
               (b) Subject to Section 2(c) below, after the distributions described in Section 2(a) above have been paid in full, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of Common Stock.
               (c) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation, unless with respect to subsections (i) and (ii) of this paragraph, the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.
               (d) In the event a transaction referenced in subsection 2(c) is not treated in accordance with the requirements of such subsection, the Corporation shall forthwith either:
                    (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or
                    (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) hereof.
               (e) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve a transaction referenced in subsection 2(d), or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (l0) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and on an as-converted basis).
               (f) In any of the events specified in subsection 2(c) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                     (i) Securities not subject to investment letter or other similar restrictions on free marketability:
                         (A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;
                         (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and
                         (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
          3. Redemption. The Preferred Stock is not redeemable.
          4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

               (a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.50 in the case of the Series A Preferred Stock, (ii) $1.2482 in the case of the Series B Preferred Stock, (iii) $3.7889 in the case of the Series C Preferred Stock, (iv) $5.5407 in the case of the Series D Preferred Stock, (v) $11.3292 in the case of the Series E Preferred Stock and (vi) $4.75 in the case of the Series F Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.50 for shares of Series A Preferred Stock, $1.2482 for shares of Series B Preferred Stock, $3.7889 for shares of Series C Preferred Stock, $5.5407 for shares of Series D Preferred Stock, $11.3292 for shares Series E Preferred Stock and $4.75 for shares Series F Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d) below.
               (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $19.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and which results in aggregate cash proceeds to the Corporation in excess of $25,000,000 (a “Qualified IPO”), or (ii) (A) as to the Series A, Series B, Series C and Series D Preferred Stock, the date specified by written consent or vote of the holders of a majority of the then outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock, voting together as a class and on an as-converted basis, (B) as to the Series E Preferred Stock, the date specified by written consent or vote of the holders of a majority of the then outstanding shares of the Series E Preferred Stock, voting as a single class, and (C) as to the Series F Preferred Stock, the date specified by written consent or vote of the holders of a majority of the then outstanding shares of the Series F Preferred Stock, voting as a single class. Notwithstanding the foregoing, if an automatic conversion pursuant to the preceding clause (ii)(A) is other than in connection with a Qualified IPO, then the vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock shall also be required for the automatic conversion of the Series D Preferred Stock under such clause (ii)(A).
               (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such .conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The respective Conversion Prices of any series of Preferred Stock shall be subject to adjustment from time to time as follows:
                    (i) (A) If the Corporation shall issue, after the date upon which any shares of Series F Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series B, Series C, Series D, Series E or Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of outstanding Common plus the number of shares of such Additional Stock so issued; provided that for the purposes of this subsection, all shares of Common Stock issuable upon conversion or exercise of outstanding Preferred Stock, options and warrants shall be deemed outstanding, and immediately after any Additional Stock has been issued, such Additional Stock shall be deemed to be outstanding.
                         (B) No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                         (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
                         (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.
                         (E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):
                              (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
                              (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).
                              (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using .such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                              (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the

Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                              (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).
                    (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:
                         (A) Common Stock issued pursuant to a transaction described in Section 4(d)(iii) hereof,
                         (B) Up to 18,955,276 shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan (net of repurchases of such shares pursuant. to the terms of any option or stock plan or agreement); plus any additional options or shares issued under any stock option plan, restricted stock plan or direct grant, any of which has been unanimously approved by the Board of Directors of the Corporation,
                         (C) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or other lenders or lessors in connection with loans, commercial credit arrangements, equipment financings or similar transactions,
                         (D) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide corporate or strategic partnering arrangements, licensing arrangements, acquisitions, mergers or similar transactions, the terms of which are unanimously approved by the Board of Directors of the Corporation, provided that the aggregate number of shares of Common Stock issued or issuable (including upon exercise of options, warrants or other convertible securities) under this clause (D) after the date hereof shall in no event exceed 25% of the number of then outstanding shares of Common Stock (including Common Stock issued or issuable upon exercise of options, warrants or other convertible securities),
                         (E) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock or other currently outstanding options, warrants, notes or other rights to acquire securities of the Company,
                         (F) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock,

                         (G) The issuance of up to 222,176 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) in connection with the reduction of the Series E Preferred Stock purchase price (and the applicable liquidation preference) in connection with or shortly following the original issuance of such Series E Preferred Stock,
                         (H) The issuance of up to 60,270 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) to holders of Series E Preferred Stock in February or March 2001 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above,
                         (I) The issuance of up to 51,118 shares of Series B Preferred Stock to holders of Series B Preferred stock, 164,899 shares of Series C Preferred Stock to holders of Series C Preferred Stock, 210,321 shares of Series D Preferred Stock to holders of Series D Preferred Stock and 425,442 shares of Series E Preferred Stock to holders of Series E Preferred Stock (each of the foregoing shares as adjusted for stock splits, stock dividends and the like) in November or December 2001 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above,
                         (J) The issuance of up to 3,684,211 shares of Series F Preferred Stock at a purchase price of not less than $4.75 per share (as adjusted for stock splits, stock dividends and the like),
                         (K) The issuance of up to 59,450 shares of Series D and up to 440,580 shares of Series E Preferred Stock (each as adjusted for stock splits, stock dividends and the like) in December 2004 in connection with the amendment and restatement of these Articles of Incorporation including the addition of clause (J) above in lieu of any adjustment to the conversion ratio applicable to the shares of such series of Preferred Stock,
                         (L) The issuance of up to 12,700 shares of Series D and up to 135,500 shares of Series E Preferred Stock (each as adjusted for stock splits, stock dividends and the like) in March 2005 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above in lieu of any adjustment to the conversion ratio applicable to such series of Preferred Stock, and
                         (M) The issuance of up to 119,000 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) in September, October or November 2006 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above in lieu of any adjustment to the conversion ratio applicable to such series of Preferred Stock.
                         (N) The issuance of up to 207,181 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) in November or December 2008 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above in lieu of any adjustment to the conversion ratio applicable to such series of Preferred Stock.

                         (O) The issuance of up to 91,651 shares of Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) in October, November or December 2009 in connection with the amendment and restatement of these Articles of Incorporation including the amendment of clause (B) above in lieu of any adjustment to the conversion ratio applicable to such series of Preferred Stock.
                    (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).
                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
               (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of each series of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
               (g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation (except in accordance with the provisions of applicable law and as permitted by Section (B)6 of this Article III) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.
               (h) No Fractional Shares and Certificate as to Adjustments.
                    (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and in the event that there are any fractional shares, those shares shall be treated in accordance with the provisions of Section 407 of the California Corporations Code. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.
               (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of each series of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of each series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.
               (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of any series of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
          5. Voting Rights. The holder of each share of each series of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          6. Protective Provisions.
               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series B, Series C, Series D, Series E or Series F Preferred Stock are outstanding, the Corporation shall not (whether by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B, Series C, Series D, Series E and Series F Preferred Stock, voting together as a single class and on an as-converted basis:
                    (i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation;

                    (ii) take any action that would cause a material constructive distribution to holders of the Series A, Series B, Series C Series D, Series E or Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended;
                    (iii) create (by reclassification or otherwise) or issue any new class or series of stock having a preference over or on a parity with the Series B, Series C, Series D, Series E or Series F Preferred Stock with respect to voting, dividends or upon liquidation;
                    (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;
                    (v) amend the Articles of Incorporation or amend or waive any provision of the by-laws so as to adversely affect the shares of Series B, Series C, Series D, Series E or Series F Preferred Stock in a manner different from other shares of Preferred Stock or increase or decrease the authorized size of the Board of Directors; or
                    (vi) pay or declare any dividend on any shares of Common or Preferred Stock.
               (b) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of any of Series B, Series C, Series D, Series E or Series F Preferred Stock are outstanding, the Corporation shall not (whether by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of such respective series of Preferred Stock, each voting as a separate series:
                    (i) take any action that alters or changes the rights, preferences or privileges of such series of Preferred Stock, respectively, so as to affect such shares in a manner different from other shares of Preferred Stock;
                    (ii) increase or decrease the number of authorized shares of such series of Preferred Stock;
                    (iii) create (by reclassification or otherwise) or issue any new class or series of stock having a preference over the Series E Preferred Stock with respect. to voting, dividends or upon liquidation, provided that only the holders of the Series E Preferred Stock shall have such right of approval; or
                    (iv) create (by reclassification or otherwise) or issue any new class or series of stock having a preference over the Series F Preferred Stock with respect to voting, dividends or upon liquidation, provided that only the holders of the Series F Preferred Stock shall have such right of approval.

          7. Board of Directors.
               (a) The Board of Directors of the Corporation shall consist of a minimum of seven members. and a maximum of 11 members with the exact number of members to be fixed in the Bylaws of the Corporation. Two members shall be elected by (and may only be removed by) the holders of the Common Stock and Series A Preferred Stock, voting as a single class on an as-converted to Common Stock basis. Two members shall be elected by (and may only be removed by) the holders of Series B, Series C and Series D Preferred Stock, voting as a separate class. One member shall be elected by (and may only be removed by) the holders of Series E Preferred Stock. Any remaining members shall be elected by (and may only be removed by) the holders of Common Stock and Preferred Stock, voting as a single class on an as-converted to Common Stock basis. Notwithstanding the foregoing, (a) a director may be removed from the Board of Directors in accordance with Section 302 or Section 304 of the California Corporations Code and (b) any vacancy created by an increase in the exact number of directors within the limits specified above may be filled by a majority of the Board of Directors.
               (b) If the office of any director becomes vacant, such director’s replacement shall be elected by the class (or classes, as applicable) of shares of which such director is the representative.
               (c) This Section 7 shall terminate and be of no further force or effect immediately upon the consummation of a Qualified IPO.
          8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares of Preferred Stock so converted shall be canceled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
          9. Repurchase of Shares. In connection with repurchases by the Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.
     (C) Common Stock.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.
          3. Redemption. The Common Stock is not redeemable.

          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE IV
     (A) Limitation of Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     (B) Indemnification. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.
     (C) Amendment. Any amendment or repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.”
* * *
     3. The foregoing amendment has been approved by the Board of Directors of this corporation.
     4. The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 10,454,611 shares of Common Stock, 1,030,006 shares of Series A Preferred Stock, 3,445,858 shares of Series B Preferred Stock and 3,123,573 shares of Series C Preferred Stock, 3,655,166 shares of Series D Preferred Stock, 7,411,158 shares of Series E Preferred Stock and 3,684,211 shares of Series F Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, (ii) a majority of the outstanding shares of Common Stock voting as a separate class, (iii) a majority of the outstanding shares of Preferred Stock voting as a separate class, (iv) a majority of the outstanding shares of Series B Preferred Stock Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class, (v) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock, voting together as a single class and (vi) a majority of the outstanding shares of Series E Preferred Stock voting as a separate class.
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     The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.
     Executed in Palo Alto, California, on November 4, 2009.

/s/ Raymond J. Sims
Raymond J. Sims, Executive Vice President

/s/ Anne Tuttle
Anne Tuttle, Secretary